Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS ANNOUNCES 2009 FOURTH QUARTER  AND FULL YEAR RESULTS

Philadelphia, PA – February 1, 2010.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the fourth quarter and year ended  December 31, 2009.

Fourth Quarter and Full-Year 2009 Highlights

•	Fourth quarter reported earnings per diluted share of $0.50
-	Earnings before certain items of $0.27, up 23%

•	Full year earnings increased 48% to $2.06 per diluted share
-	Earnings before certain items of $2.01, up 15%

•	Gross profit and segment income margins increased 50 basis points over 2008

•	Cash provided by operating activities of $756 million
-	Free cash flow of $612 million

Fourth Quarter Results
Net sales in the fourth quarter increased to $1,917 million over the $1,877 million in the fourth quarter of 2008, primarily reflecting favorable foreign currency translation of $116 million which was largely offset by the pass-through of lower aluminum costs.

Fourth quarter gross profit rose 10.6% to $250 million compared to $226 million in the 2008 fourth quarter.  As a percentage of net sales, gross profit improved to 13.0% in the fourth quarter compared to 12.0% in the same quarter last year.  Favorable foreign currency translation of $25 million and benefits from ongoing cost reduction and efficiency improvement programs were partially offset by increased pension expense.

Selling and administrative expense in the fourth quarter was $107 million compared to $87 million in last year’s fourth quarter.  The increase primarily reflects stronger than expected free cash flow (a non-GAAP measure defined by the Company as net cash provided by operating activities less capital expenditures) for the Company which resulted in increased incentive compensation costs and $6 million of foreign currency translation.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) was $143 million in the fourth quarter, compared to $139 million in the 2008 fourth quarter and reflects savings from cost reductions, increased operating efficiencies and $19 million in favorable currency translation which were largely offset by a $34 million increase in pension expense.  Segment income as a percentage of net sales improved to 7.5% from 7.4% in the 2008 fourth quarter.  On a currency and pension neutral basis, a non-GAAP measure, segment income grew 13.7% in the fourth quarter of 2009 compared to the same period last year.

Commenting on the results, John W. Conway, Chairman and Chief Executive Officer, stated, “We are particularly pleased with the Company’s performance given the very challenging environment around the world.  Gross profit and segment income margins expanded for the quarter and for the year.  These improvements and the very strong free cash flow performance reflect, among other things, very tight cost controls, the benefits of restructuring measures taken over the course of the year, improving manufacturing efficiencies and materials utilization, and the ongoing growth of our emerging markets businesses relative to our more mature packaging businesses in North America and Western Europe.”

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Interest expense in the fourth quarter was $58 million compared to $70 million in the fourth quarter of 2008.  The decrease reflects the impact of lower average borrowing rates and lower average debt outstanding partially offset by foreign currency translation of $2 million.

Fourth quarter 2009 net income improved to $81 million, or $0.50 per diluted share, compared to a net loss of $14 million, or $0.09 per diluted share in the fourth quarter of 2008.  Fourth quarter net income, before certain items, increased 25.7% to $44 million, or $0.27 per diluted share, compared to $35 million, or $0.22 per diluted share in the fourth quarter of 2008.  Net income before certain items and income before certain items per diluted share are non-GAAP measures.  Reconciliations of such non-GAAP measures to net income and income per diluted share are provided in the Consolidated Supplemental Data included in this release.

The Company recorded a charge in the fourth quarter of 2009 of $55 million ($36 million, net of tax, or $0.22 per diluted share) to increase its asbestos litigation reserve.  The Company estimates that its liability for pending and future asbestos claims will range between $230 million and $268 million.  At December 31, 2008, the reported range was $201 million to $239 million.  After the $55 million charge, the Company’s recorded liability at December 31, 2009 was $230 million, compared to $201 million at December 31, 2008.  Asbestos-related payments totaled $26 million in 2009 compared to $25 million in 2008, and the Company expects 2010 payments of approximately $25 million. Cases filed against the Company declined to 2,300 in 2009 from 3,100 in 2008.

The benefit from income taxes in the fourth quarter of 2009 was $64 million compared to a benefit of $1 million in the same 2008 period.  During the fourth quarter of 2009, the Company concluded that it is more likely than not that the majority of its U.S. tax credits will be realized through future income from operations before their expiration.  Additionally, a fourth quarter 2009 change in German tax law is expected to allow the Company to utilize tax loss carryforwards.  Accordingly, tax benefits of $73 million, or $0.45 per diluted share, were recorded in the fourth quarter of 2009 ($108 million, or $0.67 per diluted share, for the full year of 2009) to reflect the reversal of valuation allowances.  The reversal of valuation allowances has no impact on taxes paid.    The 2008 tax benefit included $5 million ($0.03 per diluted share) related to a tax credit for a change in UK tax law related to the deductibility of depreciation on buildings.  The Company paid taxes of $73 million and $84 million in 2009 and 2008, respectively.

Full Year Results
For 2009, net sales were $7,938 million, compared to $8,305 million in 2008.  The decrease was primarily due to $407 million in unfavorable foreign currency translation and the pass-through of lower aluminum costs which were partially offset by the pass-through of higher tinplate costs.  Approximately 72% of net sales were generated outside the U.S. in 2009 compared to 74% in 2008.

Gross profit for 2009 improved to 15.0% of net sales over the 14.5% of net sales in 2008.  For the year, gross profit was $1,193 million, compared to $1,204 million in 2008 and reflects increased pension expense and $57 million of unfavorable foreign currency translation which offset savings from cost containment initiatives and increased operating efficiencies.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Selling and administrative expense for 2009 was $381 million compared to $396 million in 2008.  The decrease primarily reflects $21 million of foreign currency translation.

Segment income in 2009 was $812 million compared to $808 million in 2008 despite increased pension expense of $117 million and unfavorable foreign currency translation of $36 million.  Segment income grew to 10.2% of net sales over the 9.7% in 2008.  On a currency and pension neutral basis, segment income grew 19.4% in 2009 above 2008.

Interest expense was $247 million in 2009 compared to $302 million in 2008.  The decrease reflects the impact of lower average borrowing rates, lower average debt outstanding and foreign currency translation of $9 million.

Full year 2009 net income was $334 million, or $2.06 per diluted share, compared to $226 million, or $1.39 per diluted share in 2008.  Net income before certain items increased 15.2% to $326 million, or $2.01 per diluted share, in 2009 compared to $283 million, or $1.74 per diluted share in 2008.

Net debt (a non-GAAP measure defined by the Company as total debt less cash) decreased by $448 million from September 30, 2009, primarily as a result of the reduction in working capital during the fourth quarter.  Net debt at December 31, 2009 was $2,339 million, $402 million lower than the December 31, 2008 level.  The reduction in net debt in 2009 was primarily due to $756 million in net cash provided by operating activities offset by $180 million for capital expenditures and $34 million attributable to foreign currency translation.

Debt and cash amounts were:

	December 31,	September 30,	December 31,	September 30,
	2009	2009	2008	2008

Total debt	$2,798	$3,225	$3,337	$3,533
Cash	459	438	596	332
Net debt	$2,339	$2,787	$2,741	$3,201

Receivables securitization	$232	$322	$234	$308

Outlook for 2010
Commenting on the outlook for 2010, Mr. Conway stated, “We expect 2010 to be another solid year of improving performance for our Company. Demand in our mature packaging markets of North America and Western Europe is expected to recover from 2009 levels and operating improvements and cost reductions are anticipated to continue throughout 2010.  We expect our emerging markets businesses in China, Southeast Asia, Brazil, Eastern Europe and the Middle East will continue to grow.  Additionally, the numerous capacity expansions we have undertaken are completed or well underway, and are expected to contribute to production and sales in 2010.  We continue to believe that we are exceptionally well positioned for profitable growth in 2010 and beyond.”

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures).  In addition, the information presented regarding net income before certain items and income before certain items per diluted share does not conform to GAAP and includes non-GAAP measures.  Non-GAAP measures should not be considered in isolation or as a substitute for net income, cash flow or total debt data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources.  Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.  The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes net debt is a useful measure of the Company’s debt levels and that net income before certain items can be used to evaluate the Company’s operations.  Segment income, free cash flow, net debt and net income before certain items are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, net debt and net income before certain items can be found within this release.

Segment income discussed in this release is also presented on a “currency and pension neutral” basis, a non-GAAP financial measure.  The Company believes such presentation facilitates period-to-period comparisons of the Company’s operating performance without taking into account the impact of fluctuations in foreign currency exchange rates and changes in pension expense.  Currency neutral segment income is calculated by translating current period segment income in local currency using the prior period’s local currency conversion rate.  Pension neutral segment income is calculated by eliminating the incremental pension expense incurred in the current period.

Conference Call
The Company will hold a conference call tomorrow, February 2, 2010 at 9:00 a.m. (EST) to discuss this news release and other matters.  Forward-looking and other material information may be discussed on the conference call.  The dial-in numbers for the conference call are (630) 395-0436 or toll-free (888) 566-5969 and the access password is “packaging.”  A live web cast of the call will be made available to the public on the Internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 9.  The telephone numbers for the replay are (402) 220-0340 or toll free (800) 728-5840 and the access passcode is 9220.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors, including whether demand will grow for food and beverage cans in 2010, including in North America and Western Europe as well as in China, Southeast Asia, Brazil, Eastern Europe and the Middle East, and whether the Company can successfully implement plans for growth globally and in its mature and emerging markets; the Company’s ability to realize operating improvements, capacity expansions, cost reductions and the benefits of its restructuring activities; the outcome of asbestos-related litigation; and the Company’s ability to utilize tax loss carryforwards and credits, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward-Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2008 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

About Crown Holdings, Inc.
Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President – Finance, (215) 698-5341, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$1,917	$1,877	$7,938	$8,305

Cost of products sold	1,615	1,600	6,551	6,885
Depreciation and amortization	52	51	194	216
Gross profit (1)	250	226	1,193	1,204
Selling and administrative expense	107	87	381	396
Provision for asbestos	55	25	55	25
Provision for restructuring	1	17	43	21
(Gain)/loss on sale of assets and provision for asset impairments	(4)	6	(6)	6
(Gain)/loss from early extinguishments of debt	(1)		26	2
Interest expense	58	70	247	302
Interest income	(2)	(3)	(6)	(11)
Translation and foreign exchange adjustments	(5)	15	(6)	21
Income before income taxes and equity earnings	41	9	459	442
(Benefit) from/provision for income taxes	(64)	(1)	7	112
Equity earnings/(loss) in affiliates	2	(1)	(2)
Net income	107	9	450	330
Net income attributable to noncontrolling interests	(26)	(23)	(116)	(104)
Net income(loss) attributable to Crown Holdings	$81	$(14)	$334	$226
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.51	$(0.09)	$2.10	$1.42
Diluted	$0.50	$(0.09)	$2.06	$1.39

Weighted average common shares outstanding:
Basic	159,920,777	159,527,322	159,139,673	159,589,240
Diluted	162,636,437	162,204,888	161,947,196	162,931,236
Actual common shares outstanding	161,483,074	159,191,238	161,483,074	159,191,238

(1)  A reconciliation from gross profit to segment income is found on the following page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources.  Segment income is defined by the Company as gross profit less selling and administrative expense.  A reconciliation from gross profit to segment income for the three and twelve months ended December 31, 2009 and 2008 follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Gross profit	$250	$226	$1,193	$1,204
Selling and administrative expense	107	87	381	396
Segment income	$143	$139	$812	$808

                                                           Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales	2009	2008	2009	2008

Americas Beverage	$449	$467	$1,819	$1,938
North America Food	246	230	1,006	905
European Beverage	348	329	1,567	1,607
European Food	466	458	1,968	2,188
European Specialty Packaging	99	88	404	445
Total reportable segments	1,608	1,572	6,764	7,083
Non-reportable segments	309	305	1,174	1,222
Total net sales	$1,917	$1,877	$7,938	$8,305

Segment Income

Americas Beverage	$45	$38	$207	$202
North America Food	41	23	140	88
European Beverage	43	35	262	242
European Food	30	39	238	231
European Specialty Packaging	(1)	(2)	18	18
Total reportable segments	158	133	865	781
Non-reportable segments	46	43	180	170
Corporate and other unallocated items	(61)	(37)	(233)	(143)
Total segment income	$143	$139	$812	$808

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items
The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income/(loss) as reported	$81	$(14)	$334	$226
Items, net of tax
Provision for asbestos	36	15	36	15
Provision for restructuring (1)	1	17	38	19
Provision for asset impairments/sales of assets (2)	(1)	6	(2)	9
Loss from early extinguishments of debt (3)	1		24	2
Intercompany debt and balance sheet translation (4)	(3)	11	(3)	17
Closure of non-consolidated PET joint venture (5)	2		7
Income taxes	(73)		(108)	(5)

Net income before the above items	$44	$35	$326	$283

Income/(loss) per diluted common share as reported	$0.50	$(0.09)	$2.06	$1.39
Income per diluted common share before the above items	$0.27	$0.22	$2.01	$1.74

Effective tax rate as reported	(156.1%)	(11.1%)	1.5%	25.3%
Effective tax rate before the above items	26.4%	16.7%	24.2%	24.6%

 Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income (loss), income (loss) per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the fourth quarter of 2009, the Company recorded a restructuring charge of $1 million ($1 million, net of tax, or $0.01 per diluted share) primarily related to previously announced actions.  For the full year 2009, restructuring charges totaled $43 million ($38 million, net of tax, or $0.23 per diluted share).  In the fourth quarter of 2008, the Company recorded a restructuring charge of $17 million ($17 million, net of tax, or $0.10 per diluted share) and for the full year of 2008 recorded $21 million ($19 million, net of tax, or $0.12 per diluted share) in restructuring charges.

(2)
The Company recorded a net gain on asset sales of $4 million ($1 million, net of tax, or $0.01 per diluted share) in the fourth quarter of 2009.  In the 2008 fourth quarter, the Company recorded a provision for asset impairments of $6 million ($6 million, net of tax, or $0.04 per diluted share).

(3)
During the fourth quarter of 2009, the Company repurchased $300 million of its U.S. Dollar 7.625% Senior Notes due 2013, €54 million (approximately $79 million) of its 6.25% Senior Secured Notes due 2011 and $86 million of its U.S. Dollar 7.5% Senior Notes due 2096.  Net premiums, discounts and the write-off of finance fees related to the notes which were repaid prior to their maturity resulted in a net gain from early extinguishments of debt of $1 million (loss of $1 million, net of tax, or $0.01 per diluted share) in the fourth quarter.  For the full year 2009, the Company recorded a net loss from early extinguishments of debt of $26 million ($24 million, net of tax, or $0.15 per diluted share) related to net repurchase premiums, discounts and the write-off of fees to retire debt prior to maturity.  After the repurchases noted above, and as at December 31, 2009, there were outstanding €160 million 6.25% Senior Secured Notes due 2011, $200 million 7.625% Senior Notes due 2013 and $64 million 7.50% Senior Notes due 2096.

(4)
During 2009, the Company recorded translation and foreign exchange gains of $5 million ($3 million, net of tax, or $0.02 per diluted share) in the fourth quarter and $6 million ($3 million, net of tax, or $0.02 per diluted share) for the year.  During 2008, the Company recorded foreign exchange losses of $15 million ($11 million, net of tax, or $0.07 per diluted share) in the fourth quarter and $21 million ($17 million, net of tax, or $0.10 per diluted share) for the year.  These gains and losses arise from the translation of certain foreign operations where the U.S. dollar is the functional currency, and from the remeasurement of foreign-denominated intercompany debt obligations into the local currencies.

(5)
During 2009, the Company’s non-consolidated PET plastic bottle joint-venture in Brazil was closed.  The Company recorded a net charge of $2 million ($0.01 per diluted share) in the fourth quarter and $7 million ($0.04 per diluted share) for the full year related to the closure which is reflected in equity earnings.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2009	2008
Assets
Current assets
Cash and cash equivalents	$459	$596
Receivables, net	714	734
Inventories	960	979
Prepaid expenses and other current assets	109	148
Total current assets	2,242	2,457

Goodwill	2,050	1,956
Property, plant and equipment, net	1,509	1,473
Other non-current assets	731	888
Total	$6,532	$6,774

Liabilities and equity
Current liabilities
Short-term debt	$30	$59
Current maturities of long-term debt	29	31
Other current liabilities	1,866	1,982
Total current liabilities	1,925	2,072

Long-term debt, excluding current maturities	2,739	3,247
Other non-current liabilities	1,487	1,419

Noncontrolling interests	389	353
Crown Holdings shareholders’ equity	(6)	(317)
Total equity	383	36

Total	$6,532	$6,774

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Twelve months ended December 31,	2009	2008

Cash flows from operating activities
Net income	$450	$330
Depreciation and amortization	194	216
Loss from early extinguishments of debt	26	2
Premiums paid to retire debt early	(36)	(2)
Pension expense	130	13
Pension contributions	(74)	(71)
Working capital and other	66	(66)

Net cash provided by operating activities (A)	756	422

Cash flows from investing activities
Capital expenditures	(180)	(174)
Other, net	(20)	(12)

Net cash used for investing activities	(200)	(186)

Cash flows from financing activities
Net change in debt	(562)	(52)
Dividends paid to noncontrolling interests	(87)	(65)
Other, net	(52)	40

Net cash used for financing activities	(701)	(77)

Effect of exchange rate changes on cash and cash equivalents	8	(20)

Net change in cash and cash equivalents	(137)	139

Cash and cash equivalents at January 1	596	457

Cash and cash equivalents at December 31	$459	$596

(A)
Free cash flow is defined by the Company as net cash provided by operating activities less capital expenditures.
A reconciliation from net cash provided by operating activities to free cash flow for the twelve months ended December 31 follows:

Twelve months ended December 31,	2009	2008

Net cash provided by operating activities	$756	$422
Capital expenditures	(180)	(174)
Premiums paid to retire debt early	36	2
Free cash flow	$612	$250